Exhibit 5.1

October 20, 2014

Ultra Petroleum Corp.

400 N. Sam Houston Parkway E.

Suite 1200

Houston, TX 77060

Ladies and Gentlemen:

We have acted as counsel for Ultra Petroleum Corp., a Yukon, Canada corporation (the “Company”), in connection with the proposed issuance by the Company of up to $450,000,000 aggregate principal amount of 5.750% Senior Notes due 2018, Series B (the “Exchange Notes”) in exchange for an equivalent amount of the Company’s outstanding 5.750% Senior Notes due 2018, Series A (the “Existing Notes”). The terms of the offer to exchange are described in the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission for the registration of the Exchange Notes under the Securities Act of 1933, as amended (the “Act”). The Existing Notes have been, and the Exchange Notes will be, issued pursuant to an indenture dated as of December 12, 2013, as amended (the “Indenture”), between the Company, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”).

In connection with the rendering of the opinions hereinafter set forth, we have examined (i) executed copies of the organizational documents of the Company; (ii) the Registration Statement; (iii) the prospectus included in the Registration Statement (the “Prospectus”); and (iv) certificates of certain public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In addition, we reviewed such questions of law as we considered appropriate.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, and (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, and all Exchange Notes will be sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the Prospectus.

Ultra Petroleum Corp.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Exchange Notes, when issued by the Company and exchanged for the Existing Notes, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to be filed with the Securities and Exchange Commission and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP